Exhibit 107

Calculation of Filing Fee Tables

Schedule 14A
(Form Type)

Checkpoint Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$413,640,821.26(1)(2)	0.00015310	$63,328.41(3)
Fees Previously Paid	—		—
Total Transaction Valuation	$413,640,821.26
Total Fees Due for Filing			$63,328.41
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$63,328.41

(1)	Aggregate number of securities to which transaction applies: As of April 9, 2025, the maximum number of shares of the Registrant’s common stock to which this transaction applies is estimated to be 98,577,541, which consists of:

(1) 62,073,827 shares of common stock entitled to receive the per share merger consideration of $4.80 (the “aggregate per share merger consideration”), which consists of a $4.10 per share cash payment upfront and one contingent value right that could result in an additional cash payment of up to $0.70 per share;

(2) 73,171 shares of common stock underlying unvested restricted shares, which may be entitled to receive the aggregate per share merger consideration of up to $4.80;

(3) 100,000 shares of common stock underlying outstanding stock options (whether vested or unvested) with an exercise price below the upfront per share merger consideration of $4.10, which may be entitled to receive the aggregate per share merger consideration of up to $4.80 minus any applicable exercise price;

(4) 5,853,659 additional shares of common stock underlying the specified warrant to purchase shares of common stock, by and between the Registrant and Armistice, dated as of July 2, 2024 (the “Specified Warrant”), which may be entitled to receive an upfront cash payment of $3.62 per share;

(5) 5,529,612 additional shares of common stock underlying outstanding warrants other than the Specified Warrant, which may be entitled to receive the Black–Scholes-based value of the warrant pursuant to the terms thereof assuming the holders of such warrants elect the Black-Scholes-based value in respect thereof; and

(6) 24,947,272 additional shares of common stock underlying outstanding warrants other than the Specified Warrant, which may be entitled to receive the aggregate per share merger consideration of up to $4.80, minus the applicable exercise price.

(2)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Estimated solely for the purposes of calculating the filing fee, as of April 9, 2025, the underlying value of the transaction was calculated based on the sum of:

(1) 62,073,827 shares of common stock, multiplied by the aggregate per share merger consideration of up to $4.80;

(2) 73,171 shares of common stock underlying unvested restricted shares, multiplied by the aggregate per share merger consideration of up to $4.80;

(3) 100,000 shares of common stock underlying outstanding stock options (whether vested or unvested) with an exercise price below the upfront per share merger consideration of $4.10, multiplied by $1.99 (which is the difference between the aggregate per share merger consideration of up to $4.80 and the weighted average exercise price of such options of $2.81);

(4) 5,853,659 shares of common stock subject to issuance pursuant to the Specified Warrants, multiplied by $3.62;

(5) 5,529,612 shares of common stock subject to issuance pursuant to outstanding warrants (other than the Specified Warrants), multiplied by the current estimated weighted-average Black-Scholes-based value of such warrants ($3.50 per share) (it being understood that pursuant to the terms of the warrants, the Black-Scholes-based value of such warrants will be determined as of the effective date of the closing of the transaction); and

(6) 24,947,272 shares of common stock subject to issuance pursuant to outstanding warrants (other than the Specified Warrants), multiplied by $2.99 (which is the difference between the per share merger consideration of up to $4.80 and the weighted average exercise price of such warrants of $1.81).

(3)	The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory for Fiscal Year 2025, effective October 1, 2024, by multiplying the transaction value by 0.00015310.

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